Exhibit 99.1

News

For more information, contact:
Kelli Powers, (314) 577-9618

ANHEUSER-BUSCH COS. REPORTS INCREASED SALES AND EARNINGS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2007

Earnings Per Share Increased to 15.9%

ST. LOUIS, Oct. 24, 2007 – Anheuser-Busch Cos. Inc. today reported that third quarter 2007 net sales increased 7.9 percent and diluted earnings per share (excluding normalization items in 2007) increased 15.9 percent 1/.  For the nine months of 2007, net sales increased 5.7 percent and diluted earnings per share (excluding normalization items in both years) improved 9.3 percent 1/.
“We are pleased with our earnings performance this quarter, with all of our operating segments reporting higher sales and profits,” said August A. Busch IV, president and chief executive officer of the company. “Sales volume and revenue growth in our U.S. beer business benefited from our broadened beer portfolio, with greater participation in the high end segment.  The wholesaler transition and supply issues we encountered earlier this year regarding the InBev European brands have been resolved.  Earnings contribution from our international segment accelerated, led by Grupo Modelo.  And we continue to expect the company’s 2007 earnings per share increase to exceed our long term growth target of 7 to 10 percent.”
Consistent with the pattern in recent years, Anheuser-Busch plans to implement price increases on the majority of its U.S. beer volume in early 2008, with increases in several states in the fourth quarter 2007.  As in the past, pricing initiatives will be tailored to selected markets, brands and packages.
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BEER SALES RESULTS

The company’s reported beer volume for the third quarter and nine months of 2007 is summarized in the following table:

Reported Beer Volume (millions of barrels) for Periods Ended September 30
	Third Quarter			Nine Months
		Versus 2006			Versus 2006
	2007	Barrels	%	2007	Barrels	%
U.S.	28.0	Up 0.6	Up 2.0%	81.3	Up 1.3	Up 1.7%
International	7.1	Up 0.5	Up 8.2%	18.2	Up 1.1	Up 6.1%
Worldwide A-B Brands	35.1	Up 1.1	Up 3.2%	99.5	Up 2.4	Up 2.4%
Equity Partner Brands	9.9	Up 0.7	Up 7.6%	25.6	Up 1.5	Up 6.4%
Total Brands	45.0	Up 1.8	Up 4.1%	125.1	Up 3.9	Up 3.2%

U.S. beer shipments-to-wholesalers increased 2 percent for the third quarter, while sales-to-retailers increased 2.2 percent.  Import brands contributed 160 basis points of growth to shipments and 170 points to sales-to-retailers.
For the nine months of 2007, shipments-to-wholesalers increased 1.7 percent, and sales-to-retailers increased 0.9 percent with acquired and import brands contributing 170 basis points of growth to shipments and sales-to-retailers.  Wholesaler inventories for Anheuser-Busch produced brands at the end of the third quarter were approximately half a day higher than at the end of the third quarter 2006.
The company’s estimated U.S. beer market share for the nine months of 2007 was 48.8 percent compared to prior year market share of 48.7 percent.  Market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.
International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract brewing agreements, plus exports from the company’s U.S. breweries, increased 8.2 percent for the third quarter and 6.1 percent for the nine months of 2007.  These increases are primarily due to increased volume in China, Mexico and Canada in both periods, partially offset by lower volume in the United Kingdom year-to-date.

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Worldwide Anheuser-Busch brands volume, comprised of domestic volume and international volume, increased 3.2 percent for the third quarter and 2.4 percent for the nine months of 2007 to 35.1 million and 99.5 million barrels, respectively.
Equity partner brands volume grew 7.6 percent and 6.4 percent, respectively, for the third quarter and nine months of 2007 due to Modelo and Tsingtao volume growth.
Total brands volume, which combines worldwide Anheuser-Busch brand volume with equity partner volume (representing the company’s share of its equity partners’ volume on a one-month lag basis) was 45.0 million barrels in the third quarter 2007, up 1.8 million barrels, or 4.1 percent. Total brands volume was up 3.2 percent, to 125.1 million barrels for the nine months of 2007.
THIRD QUARTER 2007 FINANCIAL RESULTS
Key operating results and a discussion of financial highlights for the third quarter 2007 versus 2006 follow.
	($ in millions, except per share)
	Third Quarter		2007 vs. 2006
	2007	2006	$	%
Gross Sales	$5,237	$4,877	Up $360	Up 7.4%
Net Sales	$4,618	$4,281	Up $337	Up 7.9%
Income Before Income Taxes	$872	$793	Up $79	Up 10.0%
Equity Income	$185	$157	Up $28	Up 18.4%
Net Income	$707	$638	Up $69	Up 10.9%
Diluted Earnings per Share	$.95	$.82	Up $.13	Up 15.9%

•
Net sales increased 7.9 percent driven by sales increases from all operating segments.  U.S. beer segment sales increased 6.7 percent due primarily to 2 percent higher beer sales volume, and a 3.1 percent increase in revenue per barrel 2/ resulting from price increases earlier in the year and favorable brand mix.  International beer sales were up 16 percent primarily due to increases in China, Mexico and Canada, packaging segment sales grew 10 percent due to increases in can and

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recycling revenues and entertainment revenues increased 8 percent primarily due to higher attendance and increased ticket pricing and in-park spending.

•
In the third quarter 2007, the company sold certain beer distribution rights in southern California and recognized a pretax gain of $26.5 million, which is reported as a separate line item in the company’s income statement.  For business segment reporting, the gain is included in U.S. beer operations. Excluding the disposition gain to better portray underlying operating results, income before income taxes increased 6.6 percent 1/ due to higher profits in each of the company’s operating segments. Reported third quarter pretax income grew $79 million, or 10 percent versus prior year.

Pretax profits for U.S. beer, excluding the distribution rights gain, 3/ increased 1.5 percent due to increased revenue per barrel and higher beer sales volume, partially offset by higher production costs and increased marketing spending.

International beer pretax income was up $6.4 million compared with prior year.  Increased earnings from Canada, Ireland and Mexico were partially offset by lower results in China, driven by higher selling costs associated with the rollout of Budweiser and Harbin premium brands into new markets.

Packaging segment pretax profits were up $12 million primarily from increased volume and pricing in our can manufacturing and recycling operations.

Entertainment segment pretax income improved $18 million, primarily due to higher attendance and increased pricing and in-park spending.

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•
Equity income increased $28 million, or 18.4 percent reflecting Grupo Modelo volume growth and benefits from Modelo’s Crown import joint venture.  Equity income includes a $16 million charge by Modelo for restructuring related to its domestic distribution system and C-store closings. Excluding the restructuring charge, equity income would have increased $45 million, or 28.6 percent, 1/ versus 2006.

•
Excluding the gain on the beer distribution rights sale and the Modelo restructuring charge, underlying net income and diluted earnings per share for the third quarter 2007 increased 10.8 percent and 15.9 percent, respectively.1/ On a reported basis, net income increased 10.9 percent and diluted earnings per share increased 15.9 percent, to $.95.

NINE MONTHS OF 2007 FINANCIAL RESULTS
Key operating results and a discussion of financial highlights for the nine months of 2007 vs. 2006 follow.
	($ in millions, except per share)
	Nine Months		2007 vs. 2006
	2007	2006	$	%
Gross Sales	$14,769	$14,027	Up $742	Up 5.3%
Net Sales	$12,992	$12,292	Up $700	Up 5.7%
Income Before Income Taxes	$2,265	$2,172	Up $93	Up 4.3%
Equity Income	$539	$449	Up $90	Up 20.0%
Net Income	$1,901	$1,775	Up $126	Up 7.1%
Diluted Earnings per Share	$2.49	$2.28	Up $.21	Up 9.2%

•
Net sales increased 5.7 percent due to contributions from all of the company’s operating segments. U.S. beer net sales increased 5.7 percent due primarily to 2.8 percent higher revenue per barrel and 1.7 percent higher shipment volume.  International beer segment net sales grew 10 percent primarily due to sales volume increases, and entertainment sales increased 8 percent

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from increased attendance, ticket pricing and in-park spending. Packaging segment sales increased 3 percent on higher can manufacturing and recycling revenues.

•
In addition to the one-time third quarter items discussed previously, reported income before income taxes for the nine months of 2007 also includes a $16 million pretax gain related to the second quarter sale of the company’s remaining interest in its Spanish theme park investment. This gain is reported as a corporate item for segment reporting purposes.  Excluding all normalization items to better portray underlying results, income before income taxes increased 2.3 percent 1/ due to higher profits in each of the company’s operating segments, partially offset by higher interest expense.  Reported pretax income grew $93 million, or 4.3 percent versus prior year.

Income before income taxes for U.S. beer, excluding the distribution rights gain, 3/ was up 0.5 percent versus prior year due to increased beer volume and 2.8 percent higher revenue per barrel, partially offset by higher production costs and increased marketing spending.

International beer pretax income increased $4.5 million due to increased profits in China, Canada, Mexico and Ireland, partially offset by lower results in the United Kingdom.

Packaging segment pretax income increased $27 million on improved performance for all packaging businesses, led by increased profits for can manufacturing and aluminum recycling operations.

Entertainment segment pretax results improved $22 million due primarily to increased attendance and higher ticket pricing and in-park spending.

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•
Equity income increased $90 million, or 20 percent due to Grupo Modelo volume increases, benefits from Modelo’s Crown import joint venture and from the return of advertising funds that were part of prior import contracts.  Equity income also includes the $16 million Modelo restructuring charge.  Excluding the restructuring charge, equity income for the nine months would have increased $106 million, or 23.6 percent 1/ versus 2006.

•
Year-to-date, comparisons of net income and diluted earnings per share are impacted by the normalization items discussed previously, as well as the $7.8 million deferred income tax provision benefit recognized in 2006 due to tax reform legislation in Texas.  Excluding all normalization items from both years, net income and diluted earnings per share increased 7.0 percent and 9.3 percent, respectively.1/ On a reported basis, net income increased 7.1 percent and diluted earnings per share were up 9.2 percent, to $2.49.  Diluted earnings per share benefited from the company’s repurchase of over 38 million shares during the nine months of 2007.

Other Matters
Anheuser-Busch will conduct a conference call with investors to discuss results for the third quarter and nine months at 3 p.m. CDT today.  The company will broadcast the conference call live via the Internet.  For details visit the company’s site on the Internet at www.anheuser-busch.com.
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Notes
1.  Reconciliation of Comparative Third Quarter and Nine Months Results
($ in millions, except per share)	Income Before Income Taxes	Provision for Income Taxes	Equity Income	Net Income	Diluted Earnings Per Share	Effective Tax Rate
Third Quarter
2007
Reported	$871.5	$(350.0)	$185.2	$706.7	$.95	40.2%
Gain on Sale of Distribution Rights	(26.5)	10.2	--	(16.3)	(.02)
Modelo Restructuring	--	--	16.0	16.0	.02
Excluding Normalization items	$845.0	$(339.8)	$201.2	$706.4	$.95	40.2%

2006
Reported	$792.5	$(311.5)	$156.5	$637.5	$.82	39.3%

Percentage Change – 2007 vs. 2006
Reported	10.0%		18.4%	10.9%	15.9%	90 pts
Excluding Normalization items	6.6%		28.6%	10.8%	15.9%	90 pts

Nine Months
2007
Reported	$2,264.6	$(902.7)	$539.3	$1,901.2	$2.49	39.9%
Gain on Sale of Spanish Theme Park	(16.0)	6.1	--	(9.9)	(.01)
Gain on Sale of Distribution Rights	(26.5)	10.2	--	(16.3)	(.02)
Modelo Restructuring	--	--	16.0	16.0	.02
Excluding Normalization items	$2,222.1	$(886.4)	$555.3	$1,891.0	$2.48	39.9%

2006
Reported	$2,172.1	$(846.9)	$449.3	$1,774.5	$2.28	39.0%
Texas Income Tax Legislation Benefit	--	(7.8)	--	(7.8)	(.01)
Excluding One-Time Item	$2,172.1	$(854.7)	$449.3	$1,766.7	$2.27	39.3%

Percentage Change – 2007 vs. 2006
Reported	4.3%		20.0%	7.1%	9.2%	90 pts
Excluding Normalization items	2.3%		23.6%	7.0%	9.3%	60 pts

2.
Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

Third Quarter Earnings
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3.	U.S. Beer Income Before Income Taxes
		Third Quarter	Nine Months
	2007
	Reported	$814.4	$2,372.3
	Gain on Sale of Distribution Rights	(26.5)	(26.5)
	Excluding Gain	$787.9	$2,345.8

	2006
	Reported	$776.6	$2,334.1

	Percentage Change – 2007 vs. 2006
	Reported	4.9%	1.6%
	Excluding Gain	1.5%	0.5%

4.	International Beer Net Income
		Third Quarter	Nine Months
	2007
	Reported	$204.3	$585.4
	Modelo Restructuring	16.0	16.0
	Excluding Restructuring	$220.3	$601.4

	2006
	Reported	$172.0	$492.9

	Percentage Change – 2007 vs. 2006
	Reported	18.8%	18.8%
	Excluding Restructuring	28.1%	22.0%
.

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This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global competitors; and the effect of stock market conditions on the company’s share repurchase program.  Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements.  Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

        Anheuser-Busch Companies, Inc.

                  Comparative Consolidated Statement of Earnings (Unaudited)

         (In Millions, Except Per Share)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Gross sales	$5,237.4	$4,876.5	$14,769.2	$14,026.8
Excise taxes	(619.7)	(595.8)	(1,777.7)	(1,734.5)
Net Sales	4,617.7	4,280.7	12,991.5	12,292.3
Cost of sales	(2,868.5)	(2,644.6)	(8,201.1)	(7,723.0)
Marketing, distribution and administrative expenses	(777.4)	(738.2)	(2,199.3)	(2,068.2)
Gain on sale of distribution rights	26.5	--	26.5	--
Operating income	998.3	897.9	2,617.6	2,501.1
Interest expense	(119.4)	(111.3)	(359.0)	(341.6)
Interest capitalized	4.5	4.4	12.2	13.4
Interest income	0.7	0.6	2.7	1.4
Other income/(expense), net	(12.6)	0.9	(8.9)	(2.2)
Income before income taxes	871.5	792.5	2,264.6	2,172.1
Provision for income taxes	(350.0)	(311.5)	(902.7)	(846.9)
Equity income, net of tax	185.2	156.5	539.3	449.3
Net income	$706.7	$637.5	$1,901.2	$1,774.5

Basic earnings per share	$.96	$.83	$2.53	$2.30
Diluted earnings per share	$.95	$.82	$2.49	$2.28

Weighted Average Shares Outstanding
Basic	738.6	769.0	752.3	771.6
Diluted	745.4	775.9	763.0	778.0

        Anheuser-Busch Companies, Inc.

        Business Segments (Unaudited)

                  Third Quarter Ended September 30

        (In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2007
Gross Sales	$3,810.0	373.7	698.6	479.5	(124.4)	$5,237.4
Net Sales:
- Intersegment	$0.8	0.1	256.9	-	(257.8)	$-
- External	$3,258.1	305.0	441.7	479.5	133.4	$4,617.7
Income Before Income Taxes	$814.4	33.7	50.6	175.0	(202.2)	$871.5
Equity Income	$1.8	183.4	-	-	-	$185.2
Net Income	$506.7	204.3	31.4	108.5	(144.2)	$706.7

2006
Gross Sales	$3,594.2	319.1	641.8	444.4	(123.0)	$4,876.5
Net Sales:
- Intersegment	$0.7	-	240.4	-	(241.1)	$-
- External	$3,054.9	262.0	401.4	444.4	118.0	$4,280.7
Income Before Income Taxes	$776.6	27.3	39.0	157.3	(207.7)	$792.5
Equity Income	$1.4	155.1	-	-	-	$156.5
Net Income	$482.8	172.0	24.2	97.5	(139.0)	$637.5

In 2007, the company changed reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 segment results have been updated to conform to this reporting convention.

        Anheuser-Busch Companies, Inc.

        Business Segments (Unaudited)

                  Nine Months Ended September 30

        (In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2007
Gross Sales	$11,022.6	1,002.5	2,048.0	1,065.1	(369.0)	$14,769.2
Net Sales:
- Intersegment	$2.5	0.6	738.6	-	(741.7)	$-
- External	$9,425.6	818.7	1,309.4	1,065.1	372.7	$12,991.5
Income Before Income Taxes	$2,372.3	79.9	150.1	270.4	(608.1)	$2,264.6
Equity Income	$3.4	535.9	-	-	-	$539.3
Net Income	$1,474.2	585.4	93.1	167.6	(419.1)	$1,901.2

2006
Gross Sales	$10,480.4	916.1	1,985.9	984.5	(340.1)	$14,026.8
Net Sales:
- Intersegment	$2.2	-	709.6	-	(711.8)	$-
- External	$8,913.2	746.6	1,276.3	984.5	371.7	$12,292.3
Income Before Income Taxes	$2,334.1	75.4	122.9	248.2	(608.5)	$2,172.1
Equity Income	$3.1	446.2	-	-	-	$449.3
Net Income	$1,450.2	492.9	76.2	153.9	(398.7)	$1,774.5

In 2007, the company changed reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 segment results have been updated to conform to this reporting convention.

        Anheuser-Busch Companies, Inc.

                  Consolidated Balance Sheet (Unaudited)

        (In Millions)

	September 30,	December 31,
	2007	2006
Assets
Current Assets:
Cash	$301.5	$219.2
Accounts receivable	1,048.8	720.2
Inventories	666.5	694.9
Other current assets	202.6	195.2
Total current assets	2,219.4	1,829.5
Investments in affiliated companies	3,817.5	3,680.3
Plant and equipment, net	8,773.1	8,916.1
Intangible assets, including goodwill of $1,112.5 and $1,077.8	1,472.4	1,367.2
Other assets	639.3	584.1
Total Assets	$16,921.7	$16,377.2

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,450.0	$1,426.3
Accrued salaries, wages and benefits	338.2	342.8
Accrued taxes	294.1	133.9
Accrued interest	117.8	124.2
Other current liabilities	240.5	218.9
Total current liabilities	2,440.6	2,246.1
Retirement benefits	1,165.8	1,191.5
Debt	8,344.2	7,653.5
Deferred income taxes	1,207.7	1,194.5
Other long-term liabilities	225.5	152.9
Shareholders Equity:
Common stock	1,480.1	1,473.7
Capital in excess of par value	3,205.9	2,962.5
Retained earnings	17,950.3	16,741.0
Treasury stock, at cost	(17,942.4)	(16,007.7)
Accumulated nonowner changes in equity	(1,156.0)	(1,230.8)
Total Shareholders Equity	3,537.9	3,938.7
Commitments and contingencies	--	--
Total Liabilities and Shareholders Equity	$16,921.7	$16,377.2

        Anheuser-Busch Companies, Inc.

         Consolidated Statement of Cash Flows (Unaudited)

        (In Millions)

	Nine Months Ended September 30,
	2007	2006
Cash flow from operating activities:
Net income	$1,901.2	$1,774.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	748.3	740.3
Decrease in deferred income taxes	(71.1)	(38.8)
Stock-based compensation expense	46.4	52.1
Undistributed earnings of affiliated companies	(126.0)	(202.2)
Gain on sale of business	(42.5)	-
Other, net	79.6	(131.2)
Operating cash flow before the change in working capital	2,535.9	2,194.7
(Increase)/Decrease in working capital	(83.4)	30.8
Cash provided by operating activities	2,452.5	2,225.5

Cash flow from investing activities:
Capital expenditures	(564.8)	(486.5)
Acquisitions	(84.7)	(82.3)
Proceeds from sale of business	41.6	-
Cash used for investing activities	(607.9)	(568.8)

Cash flow from financing activities:
Increase in debt	906.4	317.3
Decrease in debt	(257.8)	(902.8)
Dividends paid to shareholders	(691.8)	(645.0)
Acquisition of treasury stock	(1,934.9)	(580.2)
Shares issued under stock plans	215.8	119.4
Cash used for financing activities	(1,762.3)	(1,691.3)
Net increase/(decrease) in cash during the period	82.3	(34.6)
Cash, beginning of period	219.2	225.8
Cash, end of period	$301.5	$191.2